Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286887

PROSPECTUS

$65,000,000 Common Stock, Preferred Stock, Debt Securities, Warrants by FTC Solar, Inc.

FTC Solar, Inc. may offer and sell from time to time in one or more offerings (i) common stock, (ii) preferred stock, (iii) debt securities, which may be senior or subordinated and convertible or non-convertible, and (iv) warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities. The aggregate offering price of all securities sold by us under this prospectus may not exceed $65,000,000.

This prospectus provides you with a general description of the securities and the general manner in which we may offer or sell the applicable securities. If required, more specific terms of the securities will be provided in an accompanying prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. For general information about the distribution of securities offered by us, see “Plan of Distribution for Securities Offered by Us.” The accompanying prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement before you invest.

Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “FTCI.” On May 14, 2025, the last reported sale price of our common stock as reported on Nasdaq was $4.10 per share.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and will be subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. See “RISK FACTORS” on page 11 of this prospectus and any similar section included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus. You should carefully consider these factors before making your investment decision.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 22, 2025

ABOUT THIS PROSPECTUS

General

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time the securities described in this prospectus in one or more offerings for an aggregate offering price of up to $65,000,000. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information contained in this prospectus, any accompanying prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate as of any other date. Our business, strategies, prospects, financial condition, results of operations or cash flows may have changed materially since those dates.

When used in this prospectus, unless the context otherwise requires, all references to “FTC Solar,” “we,” “us,” “our,” the “Company” and similar designations refer to FTC Solar, Inc., a Delaware corporation, and, where appropriate, its consolidated subsidiaries.

Market, Industry and Other Data

This prospectus includes or incorporates by reference estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies and our own estimates based on our management’s knowledge of, and experience in, the industry and markets in which we compete. In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources, and on our knowledge of, and our experience to date in, the markets for our products. Market data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market data. In addition, customer preferences are subject to change based on various factors, including those discussed under the headings “RISK FACTORS” and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.” Accordingly, you are cautioned not to place undue reliance on such market data. References to our being a leader in a market or product category refer to our belief that we have a leading market share position in such specified market based on sales dollars, unless the context otherwise requires.

Trademarks, Service Marks and Trade Names

This prospectus includes our trademarks and trade names, including, but not limited to, Voyager Tracker and FTC Solar, which are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the TM, SM, © and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the section in this prospectus entitled “RISK FACTORS” and the documents incorporated by reference herein and therein, which are described under “WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE” in this prospectus.

FTC SOLAR, INC.

Overview

FTC Solar, Inc. was founded in 2017 and is incorporated in the state of Delaware. In April 2021, we completed an initial public offering (“IPO”), and our common stock currently trades on the Nasdaq Capital Market under the symbol “FTCI”.

We are a global provider of solar tracker systems, supported by proprietary software and value-added engineering services. Solar tracker systems move solar panels throughout the day to maintain an optimal orientation relative to the sun, thereby increasing the amount of solar energy produced at a solar installation. Our original two modules-in-portrait (“2P”) solar tracker system is marketed under the Voyager brand name (“Voyager”) and our one module-in-portrait (“1P”) solar tracker system is marketed under the Pioneer brand name (“Pioneer”). We also have a mounting solution to support the installation and use of U.S.-manufactured thin-film modules. Our primary software offerings include SUNPATH which helps customers optimize solar tracking for increased energy production and our SUNOPS real-time operations management platform. In addition, we have a team of renewable energy professionals available to assist our U.S. and worldwide clients in site layout, structural design, pile testing and other needs across the solar project development and construction cycle. Our products and services provide tracker solutions for large utility-scale solar and distributed generation projects around the world. Our customers are primarily engineering, procurement and construction companies (“EPCs”) and we also contract with developers and owners. The Company is headquartered in Austin, Texas, and has international subsidiaries in Australia, China, India, South Africa and Spain.

During 2024, we added to our executive leadership team. In August 2024, Yann Brandt joined the Company as President and Chief Executive Officer, and he is a member of our Board of Directors. Further, Cathy Behnen was appointed as our Chief Financial Officer in February 2024; we hired Alberto Echeverria, a former CEO and Executive Member of the Board of STI Norland, as our Senior Vice President of International Sales in May 2024; and Kent James joined us in January 2025 as our Chief Commercial Officer for North America.

On December 2, 2024, we entered into an asset purchase agreement with a third-party for the sale of certain assets, including intellectual property, associated with our Atlas web-based software platform, used by customers to organize and manage their solar project portfolios, for a price of $0.9 million, plus future potential earnout payments. The earnout payments, which could total up to $0.2 million, are contingent upon annual license renewals by certain existing customers during 2025.

On December 4, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor as the purchaser under the Purchase Agreement (the “Investor”). Pursuant to the Purchase Agreement, we sold, and the Investor purchased $15.0 million in principal amount of senior secured promissory notes (the “Senior Notes”) and warrants. The Senior Notes mature on December 4, 2029.

During 2024, we announced several large new project awards, involving supply agreements for delivery of up to 1 gigawatt of our tracker technology each with Strata Clean Energy, Sandhills Energy and Dunlieh Energy and we launched our automated hail stow solution, aimed at minimizing solar panel damage caused by hailstorms.

In January 2025, we entered into a 5-gigawatt supply Letter of Intent with Recurrent Energy. Recurrent is one of the world’s largest and most geographically diversified utility-scale solar developers. The projects are expected to be located in the U.S., Europe and Australia and utilize a combination of our 1P and 2P tracker technologies. It is anticipated that the first project revenue under this arrangement will begin in the second half of 2025.

Additionally, we were awarded a 333-megawatt project from GPG Naturgy, the power generation subsidiary of multinational energy leader Naturgy, which operates in more than 20 countries with 16 million customers. The project, which is located in Australia, will utilize our 1P Pioneer tracker and is expected to begin tracker production in mid-2025.

Also, in Q1 of 2025 we were awarded a 280-megawatt project from Rosendin, a top 5 EPC and the largest employee-owned electrical contractor in the U.S. The project, which is located on the U.S. West Coast, will also utilize our 1P Pioneer solution and is expected to begin tracker production in mid-2025.

On March 4, 2025, we entered into a binding term sheet (the “Term Sheet”) with the Investor, pursuant to which the Investor agreed to purchase up to $10,000,000 in principal amount of Senior Notes and warrants to purchase up to 1,166,667 shares of our common stock. We expect to enter into definitive documentation with respect to the transactions contemplated by the Term Sheet on or prior to May 31, 2025.

Finally, we received a $3.2 million earn-out on our prior investment in Dimension Energy. The payment, which was received in the first quarter of 2025, brings the total escrow release and earn-outs received since 2021 to more than $15 million.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, we elected to use the allowed extended transition period to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We also qualify as a smaller reporting company under the rules and regulations of the SEC.

Description of the Business

We currently offer trackers and software solutions targeting the utility-scale solar energy markets to current and potential customers in the United States, Asia, Europe, the Middle East, North Africa, South Africa and Australia.

Our Voyager tracking system is built upon a self-powered 2P single-axis tracker design utilizing a 60-meter independent row architecture, which we believe provides numerous advantages to our customers. We have expanded our Voyager tracker portfolio into ultra-large-format modules (“ULFMs”) and U.S. thin-film modules to accommodate the different customer solar installations. We also improved the resilience of the trackers by increasing wind speed tolerance up to 150 miles per hour.

In addition, our Pioneer 1P solar tracker solution leverages technological advantages of Voyager and provides what we believe to be numerous cost savings benefits to our customers relative to other 1P solutions, including faster assembly capability, a reduced pile count and embedment depth, and higher slope tolerance. We have continued to broaden compatibility options for Pioneer, including for ULFMs and the newest Series 7 U.S. thin-film modules, as well as additional foundation options, like screw piles.

Our SUNOPS operations management software is designed to help customers identify and resolve tracker underperformance issues, with insights down to a single tracker array. Our SUNPATH software can be used by customers to help recover energy lost due to row-to-row shading on undulating terrain and land-constrained sites while maximizing energy production on cloudy days, which allows our customers to maximize their solar site revenue. This is accomplished through adjusting the tracking angle of each row individually to minimize the impact of shadow casting, especially on undulating terrain, and to optimize tracking angles on cloudy days. SUNPATH leverages satellite imagery to predict cloud movements and to adjust the tracking system in real-time to provide optimal performance.

We continue to make efforts to expand our domestic and international footprint, along with our customer outreach efforts. As an example, in early 2025, we named one of the members of our executive leadership team as our Senior Vice President, Customer Excellence, to lead our initiatives to enhance customer satisfaction, retention and loyalty in order to support our long-term growth. In addition, in 2023, we established a Customer Advisory Board, chaired by the president of Powin, a global leader in energy storage systems, to provide support for our future expected growth and assist in our efforts to ensure a world-class customer experience.

The vast majority of our revenue in the periods preceding the date of this prospectus supplement was attributable to sales by our legal entities in the United States and Australia.

Since 2022, we have also been focused on efforts to improve our gross margins through design-to-value initiatives intended to reduce our product cost structure, as well as other efforts to make our period cost structure more efficient, without sacrificing service to our customers.

We currently operate in one business segment, the manufacturing and servicing of solar tracker systems.

We report both product and service revenue in our consolidated financial statements. Product revenue is derived from the sale of solar tracker systems and customized components for those systems, individual part sales for certain specific transactions and the sale of term-based software licenses. Service revenue includes revenue from shipping and handling services, engineering consulting and pile testing services, our subscription-based enterprise licensing model and maintenance and support services in connection with the term-based software licenses.

We incur costs associated with the revenue generated related to (i) the raw materials used in our solar tracker systems, including parts and components, (ii) equipment manufacturing activities, net of incentives earned, (iii) personnel costs attributable to procurement, installation and delivery of finished products and services, (iv) freight and delivery, (v) product warranty, (vi) insurance, and (vii) customer support.

We currently outsource all manufacturing to contract manufacturing partners. We are focused on growing our U.S. manufacturing supply partners in order to reduce lead times for our customers, as well as other potential benefits. As an example, on February 9, 2023, we entered into a limited liability company agreement with Taihua New Energy (Thailand) Co., LTD, a leading steel fabricator and an existing vendor, and DAYV LLC, for the creation of Alpha Steel LLC (“Alpha Steel”), a Delaware limited liability company dedicated to producing steel components, including torque tubes and structural fasteners, for utility-scale and distributed generation solar projects. The Alpha Steel facility, which is located outside of Houston in Sealy, Texas, began limited commercial production late in the fourth quarter of 2023. For further discussion, see Note 11 “Equity method investment” included in our consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

In addition to Alpha Steel, we plan to continue to partner with other U.S.-based manufacturers to further add to our domestic content capabilities and we will continue to use existing and new international manufacturers to expand our capacity, as needed, to address anticipated increases in future volume.

Market Factors

Several market factors are driving the growth in solar energy including:

•	the declining cost of solar photovoltaic (PV) modules over the last several years, although this may be affected in the future in the event of higher tariffs being applied;

•	government incentives such as tax incentives, Renewable Portfolio Standards (“RPS”) and international climate commitments to accelerate the adoption of solar energy;

•	increasing demand for electricity associated with new data center construction and expansion of the use of artificial intelligence;

•	environmental concerns regarding greenhouse gas emissions;

•	technological advancements in solar panel design and efficiency; and

•	corporate sustainability goals, among other factors.

Our global market opportunity is driven by three primary factors: (i) overall growth in utility-scale solar projects, (ii) the increased usage of trackers as the preferred mounting system in utility-scale solar projects and (iii) our ability to execute our product roadmap by providing new products that improve performance and cost efficiency of solar power projects.

Governments across the globe have established policies to support a transition away from fossil fuels and towards low-carbon forms of energy, such as solar power. In the United States, while there is no federal legislation implementing RPS, over half of the states have implemented their own RPS policies with some setting ambitious targets of 50% or even 100% of electric power coming from renewable energy sources by specific dates.

The U.S. government has typically relied on federal tax credits, grants and loan programs to encourage development of new renewable energy technologies and projects. The most notable incentive program impacting our U.S. business has historically been the investment tax credit (“ITC”) for solar energy projects, which allows taxpayers to offset their U.S. federal income tax liability by a certain percentage of their cost basis in solar energy systems placed in service for commercial use. The Inflation Reduction Act of 2022 (“IRA”), passed by the U.S. Congress and signed into law by President Biden on August 16, 2022, expanded and extended the tax credits and other tax benefits available to solar energy projects and the solar energy supply chain. ITCs are currently available at a base rate of 30% for projects that begin construction by the end of 2032, and decline to 26% and 22% for projects beginning construction in 2033 and 2034, respectively. Bonus credits are additionally available for projects that meet applicable domestic content and prevailing wage and apprenticeship rules. U.S. manufacturers of specific solar components are now eligible to claim production tax credits under Section 45X of the Internal Revenue Code of 1986, as amended, which was established as part of the IRA and is a per-unit tax credit earned for each clean energy component manufactured domestically and sold by a manufacturer. Our investment in, and commitments made to, Alpha Steel allow us to obtain benefits of lower product costs from Alpha Steel as a result of the production tax credit program, subject to our level of purchases from Alpha Steel.

Globally, investments in renewable energy have accelerated since the Paris Agreement under the United Nations Framework Convention on Climate Change (the “Convention”), which became effective in 2016, and which requires signatory nations to set certain carbon reduction goals, among other commitments. However, the Trump Administration has issued an executive order to start the process to withdraw the United States from the Paris Agreement and is unlikely to support future international efforts to combat climate change. U.S. withdrawal from the Convention, however, does not limit the efforts by other signatories to achieve their commitments under the Convention.

Prior to the Trump Administration, these factors, along with efficiency improvements and cost reductions in the underlying photovoltaic cell technology used in solar energy production, have contributed to solar energy becoming the fastest growing source of new electricity in America. The U.S. Energy Information Administration, in its January 2025 Short-Term Energy Outlook, estimates that solar generation, as a result of capacity additions, will increase in the United States by 34% in 2025 and 17% in 2026 and will supply most of the increase in electrical generation during those years. The presidency of Donald Trump and Republican control of the U.S. Congress has created uncertainty regarding whether changes will be made to available tax credits and other government subsidies and whether other actions will be taken by the Trump Administration or Congress that eliminate or reduce solar-related incentives and subsidies or that otherwise directly or indirectly impact the solar energy industry, and which could have an adverse impact on short- and long-term outlook of the solar industry in the U.S. and abroad. We continue to monitor and adapt to developments and administrative updates surrounding the fast-paced changes in U.S. tariff policy.

Solar trackers have been gaining market share versus fixed-tilt mounting systems due to their ability to optimize energy production, accommodate more varied terrain and offer a more attractive return on investment. Based on information published in 2024 by Credence Research, in 2023, North America and Europe collectively accounted for over half of the solar tracker market with Asia Pacific having a market share around 38% – 42%. We believe we are well positioned to benefit from the accelerating adoption of both one and two-panel in-portrait tracker systems, bifacial panels and larger-format or higher-powered bifacial panels.

Our growth strategy is based on (i) increasing our market share in the United States, (ii) continuing our international expansion, including by increasing our sales to the distributed generation market, (iii) enhancing our tracker product offerings, (iv) reducing our operating costs through operating leverage, (v) expanding our software offering by supporting lean construction, operating, maintenance and lifecycle management and improving the attachment rate of enhanced software to tracker sales, and (vi) identifying additional strategic acquisitions or other opportunities.

Governmental Policies and Regulations

While U.S. federal and state governments have provided incentives for expansion of the use of solar energy as described above, other policies and actions of the U.S. federal government have had a negative impact on demand through creation of uncertainty as to the ability and cost of importing solar modules into the United States.

The Uyghur Forced Labor Prevention Act (“UFLPA”) was passed by the U.S. Congress and signed into law by President Biden on December 23, 2021. The UFLPA established a rebuttable presumption that the importation of any goods, wares, articles, and merchandise mined, produced, or manufactured wholly or in part in the Xinjiang Uyghur Autonomous Region of the People’s Republic of China (“Xinjiang”), or that are produced by certain entities, is prohibited by Section 307 of the Tariff Act of 1930 and that such goods, wares, articles, and merchandise are not entitled to entry to the United States. U.S. Customs and Border Protection (“CBP”) began implementing the presumption set out in the UFLPA on June 21, 2022, resulting in new rules for solar module importers and reviews by CBP.

On April 1, 2022, the U.S. Department of Commerce, in response to a petition by Auxin Solar, Inc. (“Auxin”), published a notice initiating an investigation (“the Solar Circumvention Investigation”) of claims related to alleged circumvention of U.S. antidumping and countervailing duties (“AD/CVD”) by solar manufacturers in certain Southeast Asian countries, in an effort to determine whether or not solar cells and/or modules made in those Southeast Asian nations use parts originating from China in order to circumvent the AD/CVD tariffs. On June 6, 2022, President Biden issued an Executive Order allowing U.S. solar deployers to import solar modules and cells from Cambodia, Malaysia, Thailand and Vietnam free from certain duties for 24 months, along with other incentives designed to accelerate U.S. domestic production of clean energy technologies. This moratorium ended in June 2024 and China-wide anti-dumping duties are now nearly 240% and countervailing duties for all other countries are over 15%. Additionally, on December 29, 2023, Auxin and Concept Clean Energy, Inc. filed suit in the U.S. Court of International Trade challenging the legal basis for the moratorium and implementing regulations. Several motions have been filed to date, including a motion to dismiss by the U.S. government, which the court rejected. If the suit proves successful, solar module importers could owe retroactive duties on goods that have already cleared customs. In addition, the U.S. Department of Commerce is currently conducting an antidumping and countervailing duty investigation into imports of Crystalline Silicon Photovoltaic Cells from Vietnam, Malaysia, Thailand and Cambodia, which may result in additional duties imposed on imports from those nations.

These policies and actions, along with delays in receiving permits from certain local and state entities, and backlogs in the interconnection queue study process in various regions, resulted in some developers deferring projects, which negatively impacted our 2024 and 2023 revenue and cash flows and may continue to negatively impact our revenue and our cash flows in 2025.

There continues to be some uncertainty in the market around achieving full compliance with UFLPA, whether related to sufficient traceability of materials or other factors. Escalating trade tensions, particularly between the United States and China, have led to increased tariffs and trade restrictions, including tariffs applicable to certain raw materials and components for our products. We have taken measures with the intention of mitigating the effect of tariffs and the impact of AD/CVD and UFLPA on our business by reducing our reliance on China and enhancing our U.S.-based and global supply chain, including through our investment in Alpha Steel.

Effective April 5, 2025, the United States imposed a universal 10% tariff on most imports into the United States, excluding certain trade agreements. Since then, the United States also imposed a 145% tariff on goods imported from China, and China imposed a retaliatory 125% tariff on goods imported from the United States. As of the date of this prospectus, matters involving tariffs continue to evolve and change, including in some cases, implementation of temporary pauses on certain announced tariffs as negotiations on final trade deals occur. Depending on the terms of our existing contracts with customers, we may not in all cases be able to fully recover the increased cost of tracker systems currently being manufactured for our customers by our international vendors due to higher tariffs currently in place, which has and may continue to impact our expected profitability under certain contracts.

Environmental, social and governance (“ESG”)

Our mission and core values

Our mission is to drive energy independence through effective and efficient solar engineering and innovation.

The following three central pillars are what we were founded on and what currently guides our company:

•	Sustainability, as we were born from sustainable products;

•	Innovation in the energy transition; and

•	Asset-light to provide efficient and flexible capacity.

We accelerate the adoption of renewable energy by reducing the cost of construction, simplifying the installation process and improving the energy yield of solar projects, thus supporting the transition away from fossil fuels. We make solar energy generation more efficient and attainable with our software, engineering and differentiated products.

We are committed to the following core values in the way we do business:

•	Integrity - We do the right thing. We are humble and listen to new ideas. We respect our customers and our teammates.

•	Accountability - We are all accountable and act with urgency. We are transparent and deliver on our commitments. We come together to solve problems.

•	Innovation - We collaborate to create world class solutions. We foster a learning culture. We turn great ideas into our future.

•	Excellence - We are committed to high quality. We plan well and execute flawlessly. We are focused on results.

Environmental management

We are committed to protecting our environment for the benefit of current and future generations. We design our products and operations to reduce environmental impacts and maximize environmental savings.

Since 2018, we have maintained ISO 14001:2015 certification through third-party assurance. The standard from the International Organization for Standardization (“ISO”) details the requirements for an environmental management system that we use to measure and manage our environmental performance. Specifically, our tracker business is ISO 9001:2015, ISO 14001:2015 and ISO 45001:2018 certified, and through Intertek has met the standards necessary to qualify for the UL certification for solar trackers. Our contract manufacturing partners also undergo a qualification process to remain on our approved vendor list, which includes a review and assessment of their environmental performance.

We assess our emissions across our global operations, focusing initially on Scope 1 and Scope 2 emissions. Our Scope 1 emissions cover a fleet of light-duty trucks we operate for equipment delivery and technical support. Our Scope 2 emissions are associated with purchased electricity primarily at our offices in Texas, India, Australia. All of our manufacturing is outsourced to contract manufacturing partners, and we currently do not own or lease any manufacturing facilities.

Seasonality

Our revenue may be impacted by seasonality and variability related to the timing of construction activity. Based on historical experience, we have experienced to some degree lower levels of customer purchasing during winter months in cold-weather climates as it is more costly to our customers to set foundations when the ground is frozen, however, such fluctuations due to seasonality have not had a material adverse impact on our operations.

Competition

The tracker industry is highly specialized and dominated by a relatively small number of companies. Our direct tracker competitors include Array Technologies, Inc., GameChange Solar, Nextracker Inc., and PVH. We also compete indirectly with manufacturers of fixed-tilt mounting systems. We compete on the basis of product performance and features, total cost of ownership (usually measured by the levelized cost of energy), reliability and duration of product warranty, sales, manufacturing and distribution capabilities, training, customer support and the ability to identify, hire and retain qualified personnel.

Several of our existing and potential competitors are significantly larger than we are and may have greater financial, marketing, manufacturing, distribution and customer support resources, as well as broader brand recognition and greater market penetration, especially in certain markets.

Patents, Trademarks and Trade Names

We maintain a robust program of research and development to continue to enhance and expand our product offerings to our customers.

Our trademarks and trade names include, but are not limited to, Voyager Tracker, Pioneer Tracker, SUNPATH, SUNOPS and FTC Solar, which are protected under applicable intellectual property laws. This Prospectus Supplement also may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Prospectus Supplement are listed without the TM, SM, © and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

As of March 31, 2025, we had patents in the following locations:

Locations	Patents Granted	Patents Allowed and Pending for Examination
United States	42	2
Australia	5	0
All other	9	1

Total	56	3

Our issued U.S. patents are expected to expire between 2027 and 2043.

Corporate Information

We were incorporated under the laws of the State of Delaware on January 3, 2017 under the name FTC Solar, Inc. Our principal executive offices are located at 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas 78759. Our telephone number is (737) 787-7906. Our website address is www.ftcsolar.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement, and you should not consider information on our website to be part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, strategies, prospects, financial condition, results of operations or cash flows and cause the value of our securities to decline. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks incudes or refers to forward-looking statements. You should read the explanations and limitations on such forward-looking statements discussed elsewhere in the prospectus under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements. All statements other than statements of historical or current facts contained or incorporated by reference in this prospectus and any accompanying prospectus supplement may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering, liquidity, growth and profitability strategies and factors and trends affecting our business are forward-looking statements. Forward-looking statements can be identified in some cases by the use of words such as “believe,” “can,” “could,” “potential,” “plan,” “predict,” “goals,” “seek,” “should,” “may,” “may have,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” the negative of these words, other similar expressions or by discussions of strategy, plans or intentions.

The forward-looking statements contained or incorporated by reference in this prospectus and any accompanying prospectus supplement are only predictions. We base these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. In addition, with respect to the acquisition discussed in the documents incorporated by reference in this prospectus and any accompanying prospectus supplement, these factors also include risks related to: (1) costs related to the integration of the acquisition, (2) the inability to successfully merge goals and technology with the acquisition company, (3) the ability to recognize the anticipated benefits of the acquisition (including expected orders and revenues for the acquisition company, which are based on our reasonable due diligence of such company and the information and representations that such company has made to us), which may be affected by, among other things, competition, brand recognition, the ability of the combined companies to grow and manage growth profitably and retain their key employees, (4) the failure of the combined companies to effectively scale tracker systems and solutions in certain international markets and (5) changes in applicable laws or regulations that impact the feasibility of the operations of the combined companies. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or any accompanying prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statement, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities offered by this prospectus in connection with the primary offering for general corporate purposes, including the financing of our operations and possible business acquisitions or investments.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material provisions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and does not purport to be complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), each as in effect as of the date of this prospectus. Copies of these documents are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of:

•	850,000,000 shares of common stock, par value $0.0001 per share; and

•	10,000,000 shares of preferred stock, par value $0.0001 per share.

As of May 14, 2025, there were 13,083,998 shares of common stock outstanding, held by 28 stockholders of record, and no shares of preferred stock outstanding. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Dividends

Holders of shares of our common stock are entitled to receive ratably those dividends, if any, when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock are entitled to receive ratably our remaining assets legally available for distribution.

Rights and Preferences

Our common stock is not subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Fully Paid and Non-Assessable

All shares of our common stock outstanding are fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, the total number of authorized shares of preferred stock is 10,000,000 shares. We have no shares of preferred stock issued or outstanding.

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue one or more series of preferred stock (including convertible preferred stock) without stockholder approval, unless required by law or any stock exchange. Our board of directors has the discretion to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption or repurchase rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Options

As of May 14, 2025, options to purchase in the aggregate 206,405 shares of our common stock were outstanding under our equity compensation plans.

Anti-Takeover Provisions

Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our capital stock entitled to vote generally in the election of directors are able to elect all our directors.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the number of directors in each class being as nearly equal in number as possible. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered terms. Our amended and restated certificate of incorporation provides that directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of a majority of the board of directors or the chairman of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of our management.

Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our capital stock entitled to vote thereon were present and voted, unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent at any time. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Further, our amended and restated bylaws provide that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated certificate of incorporation.

The foregoing provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit stockholders.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of FTC Solar. Pursuant to Section 262 of the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s shares thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or stockholders to us or our stockholders, (iii) action asserting a claim against us, any director or our officers and employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the

Court of Chancery, (iv) action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws, (v) action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine, or (vi) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL; provided, however, that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to us or our stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, an investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on Nasdaq under the symbol “FTCI.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. When we offer to sell debt securities, we will describe the specific terms of any debt securities offered from time to time in a supplement to this prospectus, which may supplement or change the terms outlined below. Senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and a trustee to be named in a prospectus supplement, as amended or supplemented from time to time. Any subordinated debt securities will be issued under one or more subordinated indentures, dated as of a date prior to such issuance, between us and a trustee to be named in a prospectus supplement, as amended or supplemented from time to time. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended.

Before we issue any debt securities, the form of indentures will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. For the complete terms of the debt securities, you should refer to the applicable prospectus supplement and the form of indentures for those particular debt securities. We encourage you to read the applicable prospectus supplement and the form of indenture for those particular debt securities before you purchase any of our debt securities.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;

•	whether or not such debt securities are guaranteed;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	any restrictions our ability to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock;

•	redeem capital stock;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the denominations in which we will issue the series of debt securities;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The accompanying prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The accompanying prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

PLAN OF DISTRIBUTION FOR SECURITIES OFFERED BY US

We are registering common stock, preferred stock, debt securities and warrants with an aggregate offering price of up to $65,000,000, to be sold by us under a shelf registration process. We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	through underwriters for resale to purchasers;

•	through dealers to purchasers;

•	through agents to purchasers;

•	directly to one or more purchasers; or

•	through a combination of these methods of sale.

We may also sell the securities offered by this prospectus in an “at the market offering” as defined in Rule 415 under the Securities Act. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of Nasdaq or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker other than on Nasdaq or such other securities exchanges or quotation or trading services.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the accompanying prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the accompanying prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the accompanying prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the accompanying prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the accompanying prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the accompanying prospectus supplement. Institutions with whom the contracts, when authorized, may be made, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which that institution is subject; and

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if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services (including investment banking services) for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The accompanying prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Pryor Cashman LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Pryor Cashman LLP, New York, New York may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of FTC Solar Inc. (the Company) as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference in this prospectus and any accompanying prospectus supplement, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.ftcsolar.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference and is not part of this prospectus or any accompanying prospectus supplement.

The rules of the SEC allow us to incorporate by reference into this prospectus and any accompanying prospectus supplement the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 31, 2025;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed on May 1, 2025;

•	Current Reports on Form 8-K, filed on March 10, 2025 and March 31, 2025, in each case other than information furnished under Item 2.02 or 7.01 of Form 8-K

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The portions of the Definitive Proxy Statement on Schedule 14A, filed on April 30, 2025, that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•	The description of common stock set forth in the Description of Registrant’s Securities, filed as Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus but not delivered with this prospectus. You should direct requests for those documents to FTC Solar, Inc., 9020 N Capital of Texas Hwy, Suite I-260, Austin, Texas 78759, Attention: Bill Michalek (telephone: (737) 787-7906). Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.